JCPENNEY REPORTS FISCAL 2013 FOURTH QUARTER AND FULL-YEAR RESULTS

Company Reports Positive Same Store Sales in Fourth Quarter

First Quarterly Sales Gain since Second Quarter of 2011

Fourth Quarter Turnaround Highlights

•	Solid progress despite challenging retail environment

•	Same store sales up 2.0 % from last year; 680 basis points over the third quarter

•	Holiday sales up 3.1 % for the November/December period

•	Sales on jcp.com grew 26.3 % for the quarter, excluding the 53rd week

•	Generated positive free cash flow of $246 million

•	Gross margin improved 460 basis points from last year

•	SG&A savings of $205 million for the quarter, and $392 million for the year

•	Ended year with total available liquidity in excess of $2 billion

PLANO, Texas - (Feb. 26, 2014) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal fourth quarter and full year ended Feb. 1, 2014.

Myron E. (Mike) Ullman, III, Chief Executive Officer said, “JCPenney achieved what it set out to do on a number of important fronts in 2013. We stabilized our business, both financially and operationally, and restored our process disciplines, promotions, inventory levels and focus on the customer. As a result, we generated positive comparable store sales in the fourth quarter and ended the year with more than $2 billion in total available liquidity. These important accomplishments reflect the progress we have made in our turnaround, which remains on course heading into 2014.”

Fourth Quarter Results

For the fourth quarter, JCPenney reported net sales of $3.78 billion compared to $3.88 billion in the fourth quarter of 2012, which included the additional 53rd week. Comparable store sales rose 2.0 % for the quarter, which represented a sequential improvement of 680 basis points when compared to the third quarter of fiscal 2013. Online sales through jcp.com were $381 million for the quarter, up 26.3 % versus the same period last year, excluding the 53rd week.

Home, men’s apparel, women’s accessories and Sephora inside JCPenney were the Company’s top performing merchandise divisions.

For the quarter, gross margin was 28.4 % of sales, compared to 23.8 % in the same quarter last year, representing a 460 basis point improvement.  Gross margin included a negative impact of 190 basis points associated with the discontinuation of brands that are not part of the Company’s go-forward merchandising strategy, of which 90 basis points was related to the de-valuing of discontinued brand inventory at year end. Gross margin was also negatively impacted by higher than anticipated clearance markdowns taken late in the quarter.

SG&A expenses for the quarter were approximately $1 billion, down 17.0 % from the fourth quarter of 2012.

The Company incurred $50 million in restructuring and management transition charges, including $22 million in Home office and stores, $5 million in management transition and $23 million of other.

In the fourth quarter, the Company recognized a tax benefit of $270 million primarily related to gains resulting from the annual re-measurement of the pension plan. This tax benefit was offset by tax expense recorded for such gains in other comprehensive income.

For the fourth quarter, the Company reported net income of $35 million or $0.11 per share. This reflects the following items:

◦	($0.16) of restructuring and management transition charges;

◦	($0.08) for primary pension plan expense;

◦	$0.15 of benefit from the net gain on the sale of non-operating assets; and

◦	$0.88 of income tax benefit from continuing operations resulting from gains in other comprehensive income.

Adjusted net loss for the quarter was $206 million or ($0.68) per share. A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Full Year Results

For the full year 2013, comparable store sales decreased 7.4%. Total sales decreased 8.7 % for the year. Internet sales through jcp.com grew $59 million to $1.08 billion for the year, increasing 5.8 % over last year.

For the year, gross margin decreased 190 basis points to 29.4 % when compared to the prior year's 31.3%. For the year, SG&A decreased $392 million or 8.7 % compared to the prior year.

The Company reported an operating loss for the full year of $1.42 billion, which includes $215 million of restructuring and management transition charges. Excluding restructuring and management transition charges, the net gain on the sale of non-operating assets of $132 million and the qualified pension plan expense of $100 million for the year, the adjusted operating loss was $1.24 billion. A reconciliation of non-GAAP adjusted operating income/(loss) to the most directly comparable GAAP financial measure is included with this release.

During the year, the Company opened 60 new Sephora inside JCPenney locations, bringing the total to 446.

Mr. Ullman continued, “With the most challenging and expensive parts of the turnaround behind us, we will focus on improving gross margin, managing expense and steadily growing our sales in 2014. Our strategic plan seeks to enhance performance across all of the key drivers of our business: merchandising, marketing, store experience, jcp.com, our teams, and our operations. The goal is to deliver consistently improving financial results, and to restore JCPenney as a leader in American retail.”

Outlook

The Company’s guidance for the fiscal first quarter of 2014 is as follows:

•	Comparable store sales: expected to increase approximately 3 to 5%;

•	Gross margin: expected to improve versus last year’s first quarter;

•	SG&A expenses: expected to be slightly below last year’s levels;

•	Primary pension plan income: approximately $5 million;

•	Depreciation and amortization: expected to be approximately $155 million; and

•	Income tax rate: expected to be approximately 0%.

The Company’s 2014 full-year guidance is as follows:

•	Comparable store sales: expected to increase mid single digits;

•	Gross margin: expected to improve significantly versus 2013;

•	Liquidity: expected to be in excess of $2 billion at year-end;

•	Capital expenditures: expected to be approximately $250 million;

•	Primary pension plan income: approximately $19 million; and

•	Depreciation and amortization: expected to be approximately $630 million.

Fourth Quarter and Full Year 2013 Earnings Conference Call Details

At 4:30 p.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Myron E. (Mike) Ullman, III, and Chief Financial Officer Ken Hannah. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (877) 299-4454, or (617) 597-5447 for international callers, and reference 87742389 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com.

Telephone playback will be available for 90 days beginning approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 36233292 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcp.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across approximately 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, gross margin, liquidity and cost savings.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control, that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended(1)				Twelve Months Ended(1)
Statements of Operations:	February 1, 2014	February 2, 2013	% Inc. (Dec)		February 1, 2014	February 2, 2013	% Inc. (Dec)
Total net sales(2)	$3,782	$3,884	(2.6)%		$11,859	$12,985	(8.7)%
Cost of goods sold	2,708	2,960	(8.5)%		8,367	8,919	(6.2)%
Gross margin	1,074	924	16.2%		3,492	4,066	(14.1)%
Operating expenses/(income):
Selling, general and administrative (SG&A)	1,004	1,209	(17.0)%		4,114	4,506	(8.7)%
Primary pension plan	25	176	(85.8)%		100	315	(68.3)%
Supplemental pension plans	10	10	0.0%		37	38	(2.6)%
Total pension	35	186	(81.2)%		137	353	(61.2)%
Depreciation and amortization	161	157	2.5%		601	543	10.7%
Real estate and other, net	(38)	88	100.0%	+	(155)	(324)	(52.2)%
Restructuring and management transition	50	29	72.4%		215	298	(27.9)%
Total operating expenses	1,212	1,669	(27.4)%		4,912	5,376	(8.6)%
Operating income/(loss)	(138)	(745)	81.5%		(1,420)	(1,310)	(8.4)%
Loss on extinguishment of debt	—	—	0.0%		114	—	100.0%
Net interest expense	97	57	70.2%		352	226	55.8%
Income/(loss) before income taxes	(235)	(802)	70.7%		(1,886)	(1,536)	(22.8)%
Income tax expense/(benefit)(3)	(270)	(250)	8.0%		(498)	(551)	(9.6)%
Net income/(loss)	$35	$(552)	100.0%	+	$(1,388)	$(985)	(40.9)%
Earnings/(loss) per share - basic and diluted	$0.11	$(2.51)			$(5.57)	$(4.49)
Financial Data:
Comparable store sales increase/(decrease)(4)	2.0%	(31.7)%			(7.4)%	(25.2)%
Ratios as a percentage of sales:
Gross margin	28.4%	23.8%			29.4%	31.3%
SG&A expenses	26.5%	31.1%			34.7%	34.7%
Total operating expenses	32.0%	43.0%			41.4%	41.4%
Operating income/(loss)	(3.6)%	(19.2)%			(12.0)%	(10.1)%
Effective income tax rate	114.9%	31.2%			26.4%	35.9%
Common Shares Data:
Outstanding shares at end of period	304.6	219.3			304.6	219.3
Weighted average shares - basic	304.9	219.5			249.3	219.2
Weighted average shares - diluted	305.1	219.5			249.3	219.2
(1) Three months ended February 1, 2014 and February 2, 2013 contained 13 weeks and 14 weeks, respectively, and the twelve months ended February 1, 2014 and February 2, 2013 contained 52 and 53 weeks, respectively.
(2) Excluding sales of $163 million for the 53rd week in 2012, total net sales increased 1.6% and decreased 7.5% for the three and twelve months ended February 1, 2014, respectively, and decreased 31.4% and 25.7% for the three and twelve months ended February 2, 2013, respectively.
(3) The tax benefit for the three and twelve months ended February 1, 2014 includes $270 million and $303 million, respectively, of income tax benefit from continuing operations resulting from actuarial gains in other comprehensive income.
(4) Comparable store sales are calculated on a 13-week and 52-week basis and include sales from new and relocated stores that have been opened for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in the comparable stores sales calculation, while stores remodeled and minor expansions not requiring store closures remain in the calculation.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	February 1, 2014	February 2, 2013
Current assets
Cash in banks and in transit	$113	$121
Cash short-term investments	1,402	809
Cash and cash equivalents	1,515	930
Merchandise inventory	2,935	2,341
Income tax receivable	4	57
Deferred income taxes	193	106
Prepaid expenses and other	186	249
Total current assets	4,833	3,683
Property and equipment, net	5,619	5,353
Prepaid pension	663	—
Other assets	686	745
Total assets	$11,801	$9,781

Liabilities and stockholders' equity
Current liabilities
Merchandise accounts payable	$948	$1,162
Other accounts payable and accrued expenses	1,198	1,380
Short-term borrowings	650	—
Current maturities of capital leases and note payable	27	26
Current maturities of long-term debt	23	—
Total current liabilities	2,846	2,568
Long-term capital leases and note payable	62	88
Long-term debt	4,839	2,868
Deferred taxes	335	388
Other liabilities	632	698
Total liabilities	8,714	6,610
Stockholders' equity	3,087	3,171
Total liabilities and stockholders' equity	$11,801	$9,781

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Twelve Months Ended
Statements of Cash Flows:	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Cash flows from operating activities:
Net income/(loss)	$35	$(552)	$(1,388)	$(985)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	23	19	132	121
Asset impairments and other charges	18	107	30	117
Net gain on sale or redemption of non-operating assets	(46)	—	(132)	(397)
Net gain on sale of operating assets	1	—	(17)	—
Loss on extinguishment of debt	—	—	114	—
Depreciation and amortization	161	157	601	543
Benefit plans	13	162	70	272
Stock-based compensation	6	12	28	50
Excess tax benefits from stock-based compensation	—	5	—	(12)
Other comprehensive income tax benefits	(270)	—	(303)	—
Deferred taxes	6	(243)	(164)	(467)
Change in cash from:
Inventory	812	1,021	(594)	575
Prepaid expenses and other assets	63	36	74	(5)
Merchandise accounts payable	(461)	(246)	(214)	140
Current income taxes	(12)	9	50	117
Accrued expenses and other	34	158	(101)	(79)
Net cash provided by/(used in) operating activities	383	645	(1,814)	(10)
Cash flows from investing activities:
Capital expenditures	(137)	(230)	(951)	(810)
Proceeds from sale or redemption of non-operating assets	55	1	143	526
Acquisition	—	—	—	(9)
Proceeds from sale of operating assets	—	—	19	—
Net cash provided by/(used in) investing activities	(82)	(229)	(789)	(293)
Cash flows from financing activities:
Proceeds from short-term borrowings	—	—	850	—
Payment on short-term borrowings	—	—	(200)	—
Net proceeds from issuance of long-term debt	—	—	2,180	—
Premium on early retirement of long-term debt	—	—	(110)	—
Payments of capital leases and note payable	(5)	(7)	(29)	(20)
Payments of long-term debt	(6)	—	(256)	(230)
Financing costs	(1)	—	(31)	(4)
Net proceeds from common stock issued	—	—	786	—
Proceeds from stock options exercised	—	1	7	71
Dividends paid	—	—	—	(86)
Other changes in stockholders' equity	(1)	(5)	(9)	(5)
Net cash provided by/(used in) financing activities	(13)	(11)	3,188	(274)
Net increase/(decrease) in cash and cash equivalents	288	405	585	(577)
Cash and cash equivalents at beginning of period	1,227	525	930	1,507
Cash and cash equivalents at end of period	$1,515	$930	$1,515	$930

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude the impact of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges, the impact of our Primary Pension Plan expense, the loss on extinguishment of debt, the net gain on sale or redemption of non-operating assets and the tax benefit from continuing operations related to actuarial gains in other comprehensive income. Unlike other operating expenses, these items are not directly related to our ongoing core business operations. Primary Pension Plan expense is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense in its entirety as we view all components of net periodic benefit expense as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges, the impact of our Primary Pension Plan expense, the loss on extinguishment of debt, the net gain on the sale or redemption of non-operating assets and the tax benefit from continuing operations related to actuarial gains in other comprehensive income on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted operating income/(loss); (2) adjusted net income/(loss); and (3) adjusted diluted EPS.

ADJUSTED OPERATING INCOME/(LOSS), NON-GAAP FINANCIAL MEASURE:

The following table reconciles operating income/(loss), the most directly comparable GAAP measure, to adjusted operating income/(loss), a non-GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Operating income/(loss)	$(138)	$(745)	$(1,420)	$(1,310)
As a percent of sales	(3.6)%	(19.2)%	(12.0)%	(10.1)%
Add: Markdowns - inventory strategy alignment	—	—	—	155
Add: Restructuring and management transition charges	50	29	215	298
Add: Primary pension plan expense	25	176	100	315
Less: Net gain on sale or redemption of non-operating assets	(46)	—	(132)	(397)
Adjusted operating income/(loss) (non-GAAP)	$(109)	$(540)	$(1,237)	$(939)
As a percent of sales	(2.9)%	(13.9)%	(10.4)%	(7.2)%

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended				Twelve Months Ended
	February 1, 2014		February 2, 2013		February 1, 2014		February 2, 2013
Net income/(loss)	$35		$(552)		$(1,388)		$(985)
Earnings/(loss) per share-diluted	$0.11		$(2.51)		$(5.57)		$(4.49)

Add: Markdowns - inventory strategy alignment, net of tax of $-, $-, $- and $60	—		—		—		95	(1)
Add: Restructuring and management transition charges, net of tax of $-, $12, $28 and $116	50	(2)	17	(1)	187	(3)	182	(1)
Add: Primary pension plan expense, net of tax of $-, $68, $10 and $122	25	(4)	108	(1)	90	(4)(5)	193	(1)
Add: Loss on extinguishment of debt, net of tax of $-, $-, $- and $-	—		—		114	(2)	—
Less: Net gain on sale or redemption of non-operating assets, net of tax $-, $-, $1 and $146	(46)	(6)	—		(131)	(6)	(251)	(7)
Less: Tax benefit resulting from other comprehensive income allocation	(270)	(8)	—		(303)	(8)	—
Adjusted net income/(loss) (non-GAAP)	$(206)		$(427)		$(1,431)		$(766)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.68)		$(1.95)		$(5.74)		$(3.49)

(1) Tax effect was calculated using the Company's statutory rate of 38.82%.
(2) Reflects no tax effect due to the impact of the Company's tax valuation allowance.
(3) Tax effect for the three months ended May 4, 2013 was calculated using the Company's statutory rate of 38.82%. The last nine months of 2013 reflects no tax effect due to the impact of the Company's tax valuation allowance.
(4) Tax benefit for the three and nine months ended February 1, 2014 are included in the line item Tax benefit resulting from other comprehensive income allocation. See footnote 8 below.
(5) Tax effect for the three months ended May 4, 2013 was calculated using the Company's statutory rate of 38.82%.
(6) Tax effect represents state taxes payable in separately filing states related to the sale of the non-operating assets.
(7) Tax effect was calculated using the effective tax rate for the transactions.
(8) Represents the tax benefit for the three and nine months ended February 1, 2014 related to the Company's income tax benefit from continuing operations resulting from actuarial gains in other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures and dividends paid, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net cash provided by/(used in) operating activities	$383	$645	$(1,814)	$(10)
Add: Proceeds from sale of operating assets	—	—	19	—
Less: Capital expenditures	(137)	(230)	(951)	(810)
Less: Dividends paid	—	—	—	(86)
Free cash flow (non-GAAP)	$246	$415	$(2,746)	$(906)